Pilgrim's Pride Corporation
Third Amendment to Secured Credit Agreement

Harris Trust and Savings Bank
Chicago, Illinois

FBS Ag Credit, Inc.
Denver, Colorado

Internationale Nederlanden (U.S) Capital Corporation, formerly known as Internationale Nederlanden Bank N. V. ("ING Bank")
New York, New York

Boatmen's First National Bank of Kansas City
Kansas City, Missouri

First Interstate Bank of Texas, N.A.
Dallas, Texas
Ladies and Gentlemen:
        Reference is hereby made to that certain Secured Credit
Agreement dated as of May 27, 1993, as amended (the "Credit Agreement")
among the undersigned, Pilgrim's Pride Corporation, a Delaware corporation (the "Company"), you (the "Banks") and Harris Trust and
Savings Bank, as agent for the Banks (the "Agent").  All defined terms used herein shall have the same meanings as in the Credit Agreement unless otherwise defined herein.
        The Banks extend a $75,000,000 revolving credit facility to the Company on the terms and conditions set forth in the Credit
Agreement.  The Company, the Agent and the Banks now wish to amend the
Credit Agreement to extend the Termination Date of the Credit
Agreement, to permit the Company to make an acquisition, and to amend various financial covenants and other provisions of the Credit
Agreement, all on the terms and conditions and in the manner set forth in this Amendment.
1.      Amendments.
        Upon satisfaction of all of the conditions precedent set forth in Section 2 hereof, the Credit Agreement shall be amended as follows:
             1.1. Section 1.1(a) of the Credit Agreement shall be
amended by replacing the date "May 31, 1997" appearing therein with the date "May 31, 1998".
             1.2. Section 1.5 of the Credit Agreement shall be amended
to read as follows:  "Section 1.5.  Intentionally Omitted."
             1.3. Section 1.7 of the Credit Agreement shall be amended
to read as follows:
                       .c2."Section 1.7.   Reimbursement Obligation;.  The
Company is obligated, and hereby unconditionally agrees, to pay in immediately available funds to the Agent for the account of Harris and the Banks who are participating in L/Cs pursuant to Section 1.9 hereof the face amount of each draft drawn and presented under an L/C issued by Harris hereunder not later than 11:00 a.m. (Chicago Time) on the date such draft is presented for payment to Harris (the obligation of the Company under this Section 1.7 with respect to any L/C is a "Reimbursement Obligation"). If at any time the Company fails to pay any Reimbursement Obligation when due, the Company shall be deemed to have automatically requested a Domestic Rate Loan from the Banks hereunder, as of the maturity date of such Reimbursement Obligation, the proceeds of which Loan shall be used to repay such Reimbursement Obligation. Such Loan shall only be made if no Potential Default or
Event of Default shall exist and upon approval by all of the Banks, and shall be subject to availability under the Revolving Credit.  If such Loan is not made by the Banks for any reason, the unpaid amount of such Reimbursement Obligation shall be due and payable to the Agent for the pro rata benefit of the Banks upon demand and shall bear interest at the rate of interest specified in Section 1.3(d) hereof."
             1.4. The second sentence of Section 1.8(a) of the Credit Agreement shall be amended to read as follows:
"Each such notice shall specify the date of the Revolving Credit Loan requested (which shall be a Business Day in the case of Domestic Rate
Loans and CD Rate Loans and a Banking Day in the case of a Eurodollar
Loan), the amount of such Revolving Credit Loan, whether the Revolving
Credit Loan is to be made available by means of a Domestic Rate Loan,
CD Rate Loan or Eurodollar Loan and, with respect to Fixed Rate Loans, the Interest Period applicable thereto; provided, that in no event shall the principal amount of any requested Revolving Credit Loan plus the aggregate principal or face amount, as appropriate, of all
Revolving Credit Loans, L/Cs, and unpaid Reimbursement Obligations outstanding hereunder exceed the amounts specified in Section 1.1 hereof."
             1.5. Section 1.9 of the Credit Agreement shall be amended
to read as follows:
                       "Section 1.9. Participation in L/Cs. Each of the Banks will acquire a risk participation for its own account, without recourse to or representation or warranty from Harris, in each L/C upon the issuance thereof ratably in accordance with its Commitment Percentage.
In the event any Reimbursement Obligation is not immediately paid by the Company pursuant to Section 1.7 hereof, each Bank will pay to
Harris funds in an amount equal to such Bank's ratable share of the unpaid amount of such Reimbursement Obligation (based upon its proportionate share relative to its percentage of the Revolving Credit
(as set forth in Section 1.1 hereof)).  At the election of all of the
Banks, such funding by the Banks of the unpaid Reimbursement
Obligations shall be treated as additional Revolving Credit Loans to the Company hereunder rather than a purchase of participations by the
Banks in the related L/Cs held by Harris.  The availability of funds to the Company under the Revolving Credit shall be reduced in an amount equal to any such L/C.  The obligation of the Banks to Harris under this Section 1.9 shall be absolute and unconditional and shall not be affected or impaired by any Event of Default or Potential
Default which may then be continuing hereunder.  Harris shall notify each Bank by telephone of its proportionate share relative to its percentage of the total Banks' Revolving Credit Commitments set forth in Section 1.1 hereof (a "Commitment Percentage") of such unpaid Reimbursement Obligation. If such notice has been given to each Bank by 12:00 Noon, Chicago time, each Bank agrees to pay Harris in immediately available and freely transferable funds on the same
Business Day.  If such notice is received after 12:00 noon, Chicago time, each Bank agrees to pay Harris in immediately available and freely transferable funds no later than the following Business Day.
Funds shall be so made available at the account designated by Harris in such notice to the Banks.  Upon the election by the Banks to treat such funding as additional Revolving Credit Loans hereunder and payment by each Bank, such Loans shall bear interest in accordance with Section 1.3(a) hereof.  Harris shall share with each Bank on a pro rata basis relative to its Commitment Percentage a portion of each payment of a Reimbursement Obligation (whether of principal or interest) and any L/C Fee (but not any L/C Issuance Fee) payable by the Company.  Any such amount shall be promptly remitted to the Banks when and as received by Harris from the Company."
             1.6. Sections 3.4 and 3.5 of the Credit Agreement shall be amended to read as follows:
                       ".c2.Section 3.4.   Mandatory Prepayments - Borrowing
Base.  The Company shall not permit the sum of the principal amount of all Loans plus the amount available for drawing under all L/Cs and the aggregate principal amount of all unpaid Reimbursement Obligations at any time outstanding to exceed the lesser of (i) the sum of the Banks' Revolving Credit Commitments or (ii) the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate.  In addition to the Company's obligations to pay any outstanding
Reimbursement Obligations as set forth in Section 1.7 hereof, the
Company will make such payments on any outstanding Loans and
Reimbursement Obligations (and, if any L/Cs are then outstanding, deposit an amount equal to the aggregate amount available for drawing under all L/Cs into an interest bearing account with the Agent which shall be held as additional collateral security for such L/Cs) which are necessary to cure any such excess within three Business Days after the occurrence thereof.  Any amount prepaid under the Revolving Credit may, subject to the terms and conditions of this Agreement, be borrowed, prepaid and borrowed again.
                       Section 3.5. Place and Application of Payments. All payments of principal and interest made by the Company in respect of the Notes and Reimbursement Obligations and all fees payable by the
Company hereunder, shall be made to the Agent at its office at 111
West Monroe Street, Chicago, Illinois  60690 and in immediately available funds, prior to 12:00 noon on the date of such payment.  All such payments shall be made without setoff or counterclaim and without reduction for, and free from, any and all present and future levies, imposts, duties, fees, charges, deductions withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof. Unless the Banks otherwise agree, any payments received after 12:00 noon Chicago time shall be deemed received on the following Business Day.  The Agent shall remit to each Bank its proportionate share of each payment of principal, interest and facility fees, and L/C fees received by the Agent by 3:00
P.M. Chicago time on the same day of its receipt if received by the
Agent by 12:00 noon, Chicago time, and its proportionate share of each such payment received by the Agent after 12:00 noon on the Business
Day following its receipt by the Agent.  In the event the Agent does not remit any amount to any Bank when required by the preceding sentence, the Agent shall pay to such Bank interest on such amount until paid at a rate per annum equal to the Fed Funds Rate.  The
Company hereby authorizes the Agent to automatically debit its account with Harris for any principal, interest and fees when due under the
Notes, any L/C Agreement or this Agreement and to transfer the amount so debited from such account to the Agent for application as herein provided. All proceeds of Collateral shall be applied in the manner specified in the Security Agreement."
             1.7. The Credit Agreement shall be amended by adding the following provision after Section 3.5 of the Credit Agreement or
Section 3.6 of the Credit Agreement.
                       "3.6.     Acquisition Fee.  Upon the completion of the
Queretaro Acquisition, the Company shall pay the Agent for the account of the Banks a non-refundable fee in an amount equal to one-half of one percent (0.5%) of the Revolving Credit Commitments (determined without regard to any usage thereunder)."
             1.8. Section 4.8 of the Credit Agreement shall be amended
to read as follows:
                       "4.8.     "Applicable Margin" shall mean, with respect
to each type of Loan described in Column A below, the rate of interest per annum shown in Columns B, C, D and E below for the range of Leverage
Ratio specified for each Column:

      A                   B           C               D             E

Leverage Ratio        <0.45 to 1  >.45 to 1 and  >0.5 to 1 and  >.60 to 1
                                  <0.5 to 1      <.60 to 1      and <.70 to 1

Eurodollar Loans       0.75%        1.125%         1.375%         1.75%
Domestic Rate Loans    0.0%         0.125%         0.375%         0.75%
CD Rate Loans          0.875%       1.25%          1.50%          1.875%

Not later than 5 Business Days after receipt by the Agent of the financial statements called for by Section 7.4 hereof for the applicable fiscal quarter, the Agent shall determine the Leverage
Ratio for the applicable period and shall promptly notify the Company and the Banks of such determination and of any change in the Applicable Margins resulting therefrom. Any such change in the Applicable Margins shall be effective as of the date the Agent so notifies the Company and the Banks with respect to all Loans outstanding on such date, and such new Applicable Margins shall continue in effect until the effective date of the next quarterly redetermination in accordance with this Section. Each determination of the Leverage Ratio and Applicable Margins by the Agent in accordance with this Section shall be conclusive and binding on the Company and the Banks absent manifest error. From the date hereof until the Applicable Margins are first adjusted pursuant hereto, the Applicable Margins shall be those set forth in column E above."
             1.9. Section 4.38 of the Credit Agreement shall be amended by inserting the word "and" after the semi-colon at the end of subsection (e) thereof, by replacing the phrase "; and" appearing at the end of subsection (f) thereof with a period, and by deleting subsection (g) thereof.
            1.10. Sections 4.10 and 4.11 of the Credit Agreement shall be amended to read as follows:
                  "4.10.  Intentionally Omitted.
                   4.11.  Intentionally Omitted."
            1.11. Section 4.70 of the Credit Agreement shall be amended by deleting the phrase ", the B/A Agreement" appearing therein.
            1.12. The Credit Agreement shall be amended by adding the following provisions after Section 4.106 of the Credit Agreement as
Section 4.107 of the Credit Agreement.
"4.107. Queretaro Acquisition" shall mean the acquisition of all or substantially all of the capital stock or assets of Union de
Queretaro, a group of companies organized in the state of Queretaro, Mexico, by the Company."
            1.13. Section 4.101(b) of the Credit Agreement shall be amended to read as follows:
"(b) With respect to Eligible Inventory consisting of live broiler chickens, a price per pound equal to 75% of (i) the price quoted on the Los Angeles Majority Market on the date of calculation minus (ii)
$0.085, rounded up to the nearest 1/4 cent;".
            1.14. The introductory sentence to Section 6 of the Credit
Agreement shall be amended by deleting the phrase " or to create any B/A" appearing therein.
            1.15. Section 6.1 of the Credit Agreement shall be amended by deleting the phrase "and B/As" appearing therein.
            1.16. Section 6.3 of the Credit Agreement shall be amended to read as follows:
             ".c2.Section 6.3. Each Extension of Credit;. As of the time of the making of each Loan and the issuance of each L/C hereunder
(including the initial Loan or L/C, as the case may be):
                       (a) each of the representations and warranties set forth in Section 5 hereof shall be and remain true and correct as of said time as if made at said time, except that (i) the representations and warranties made under Section 5.3 shall be deemed to refer to the most recent financial statements furnished to the Banks pursuant to Section
7.4 hereof and (ii) with respect to the Company's Subsidiaries in Mexico the representations and warranties made under Section 5.13(d) shall be deemed to refer only to material strikes, work stoppages, unfair labor practice claims or other material labor disputes;
                       (b) the Company shall be in full compliance with all of the terms and conditions hereof, and no Potential Default or Event of Default shall have occurred and be continuing; and
                       (c) after giving effect to the requested extension of credit and to each Loan that has been made and L/C issued hereunder, the aggregate principal amount of all Loans, the amount available for drawing under all L/Cs and the aggregate principal amount of all Reimbursement Obligations then outstanding shall not exceed the lesser of (i) the sum of the Banks' Revolving Credit Commitments then in effect and (ii) the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate, except as otherwise agreed by the Company and all of the Banks;
and the request by the Company for any Loan or L/C pursuant hereto shall be and constitute a warranty to the foregoing effects."
            1.17. The introductory phrase to Section 7 of the Credit
Agreement shall be amended by replacing the phrase ", L/C or B/A" appearing therein with the phrase "or L/C".
            1.18. Section 7.4(d) of the Credit Agreement shall be amended by deleting the phrase ", accompanied by a warehouse receipt issued by the Warehouseman covering no less than all of the Inventory shown on such Borrowing Base Certificate" appearing at the end thereof.
            1.19. Section 7.6 of the Credit Agreement shall be amended to read as follows:
                       .c2."Section 7.6. Consolidation and Merger;. The Company will not, and will not permit any Subsidiary to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the Property of the other Person, or acquire substantially as an entirety the business of any other Person, without the prior written consent of the Required
Banks; provided, however, that if no Potential Default or Event of Default shall have occurred and be continuing the Company may (a) acquire all or substantially all the Property of the other Person, or acquire substantially as an entirety the business of any other Person if the aggregate fair market value of all consideration paid or payable by the Company in all such acquisitions made in any Fiscal
Year does not exceed $10,000,000, and (b) consummate the Queretaro
Acquisition on or before December 31, 1995 for an aggregate consideration (including the fair market value of any Property transferred by the Company and the aggregate amount of all liabilities assumed by the Company) payable by the Company of up to $30,000,000."
            1.20. Section 7.8 of the Credit Agreement shall be amended to read as follows:
                       .c2."Section 7.8. Leverage Ratio;. The Company will not permit the ratio of its Leverage Ratio at any time during each period specified below to exceed the ratio specified below for such period:
                            (a)  during Fiscal Year 1995, 0.65 to 1;
                            (b)  during Fiscal Year 1996, 0.625 to 1;
                            (c)  during Fiscal Year 1997, 0.60 to 1; and
                            (d) during each Fiscal Year thereafter, 0.575 to 1."
            1.21. Sections 7.10 of the Credit Agreement shall be amended to read as follows:
             ".c2.Section 7.10. Current Ratio;. The Company will maintain at all times and measured as of the last day of each monthly fiscal accounting period a Current Ratio of not less than (a) from and after the date the Queretaro Acquisition is completed, 1.25 to 1, and (b) prior to the completion of the Queretaro Acquisition, (i) 1.50 to 1 during Fiscal Year 1995, (ii) 1.30 to 1 during Fiscal Year 1996 and
Fiscal Year 1997, and (iii) 1.35 to 1 during Fiscal Year 1998."
            1.22. Sections 7.13 and 7.14 of the Credit Agreement shall be amended to read as follows:
             .c2."Section 7.13. Minimum Net Working Capital;. The Company will maintain Net Working Capital at all times during each period specified below (measured as of the last day of each monthly fiscal accounting period) in an amount not less than the amount specified below for each period:
                       (a) Prior to the date the Queretaro Acquisition is completed:
                             (i) during Fiscal Year 1995, $65,000,000;
                            (ii) during Fiscal Year 1996, $45,000,000;
                           (iii) during Fiscal Year 1997, $48,000,000; and
                            (iv) at all times thereafter, $53,000,000; and
                       (b)  from and after the date the Queretaro Acquisition is
Completed:
                      (i) during Fiscal Year 1995 and Fiscal Year 1996, $40,000,000;
                            (ii) during Fiscal Year 1997, $45,000,000; and
                           (iii) at all times thereafter, $50,000,000."
             .c2.Section 7.14. Capital Expenditures;. The Company will not, and will not permit any Subsidiary to, make or commit to make any capital expenditures (as defined and classified in accordance with generally accepted accounting principles consistently applied;)
provided, however, that if no Event of Default or Potential Default shall exist before and after giving effect thereto, the Company and its Subsidiaries may make capital expenditures (a) during Fiscal Year
1994, in an amount not to exceed an amount equal to 115% of the Company's depreciation and amortization charges for Fiscal Year 1993,
(b) during Fiscal Year 1995, (i) $50,700,000 if the Queretaro
Acquisition is not completed, and (ii) $77,700,000 if the Queretaro
Acquisition is completed, and (c) during each Fiscal Year thereafter, in an aggregate amount in each Fiscal Year commencing with Fiscal Year
1996 not to exceed the sum of (i) an amount equal to 115% of the Company's depreciation and amortization charges for the preceding
Fiscal Year and (ii) the amount, if any, by which such capital expenditures made by the Company in the immediately preceding Fiscal
Year was less than the maximum amount of capital expenditures the Company was permitted to make under this Section 7.14 during such Fiscal Year, determined without regard to any carryover amount from any prior Fiscal Year, but not to exceed $5,000,000 in any Fiscal
Year."
            1.23. Section 7.17(l) of the Credit Agreement shall be amended by replacing the phrase "any date of determination" appearing therein with the phrase "the last day of such Fiscal Year".
            1.24. Section 7.18(g) of the Credit Agreement shall be amended to read as follows:
                       "(g) loans, investments (excluding retained earnings) and advances by the Company to its Subsidiaries located in Mexico in an aggregate outstanding amount not to exceed (i) $140,000,000 if the Queretaro Acquisition is completed and (ii) $105,000,000 if the Queretaro Acquisition is not completed at any time, provided, however, that the Company may make loans, investments (excluding retained earnings) and advances to its Subsidiaries located in Mexico in an aggregate amount equal to the aggregate amount of any capital withdrawn from its Mexican Subsidiaries after the date hereof but not to exceed an aggregate amount of $25,000,000 in any Fiscal Year of the Company, provided further that any such investments (excluding retained earnings), loans and advances shall not cause the aggregate outstanding amount of all such loans, investments (excluding retained earnings) and advances to exceed (i) $140,000,000 if the Queretaro
Acquisition is completed and (ii) $105,000,000 if the Queretaro
Acquisition is not completed at any time;"
            1.25. Section 8.1(a) of the Credit Agreement shall be amended by replacing the number "2.4" appearing in line 3 thereof with the number "3.4".
            1.26. Section 8.4 of the Credit Agreement shall be amended to read as follows:
                       ".c2.Section 8.4. L/Cs. Promptly following the acceleration of the maturity of the Notes pursuant to Section 8.2 or 8.3 hereof, the Company shall immediately pay to the Agent for the benefit of the Banks the full aggregate amount of all outstanding L/Cs. The Agent shall hold all such funds and proceeds thereof as additional collateral security for the obligations of the Company to the Banks under the Loan Documents. The amount paid under any of the L/Cs for which the Company has not reimbursed the Banks shall bear interest from the date of such payment at the default rate of interest specified in Section 1.3(c)(i) hereof."
            1.27. Section 9.3 of the Credit Agreement shall be amended by replacing the number "2.3" appearing in the next to last line thereof with the number "3.3".
            1.28. All references in the Borrowing Base Certificate to the "Arkansas live market" shall be deemed references to the price determined in accordance with Section 4.101(b) of the Credit Agreement as amended hereby.
2.      Conditions Precedent.
        The effectiveness of the Amendment is subject to the satisfaction of all of the following conditions precedent:
             2.1. The Company and each of the Banks shall have executed this Amendment (such execution may be in several counterparts and the several parties hereto may execute on separate counterparts).
             2.2. Mr. and Mrs. Lonnie A. Pilgrim shall have executed and delivered to the Banks the Guarantors' Consent in the form set forth below.
             2.3. Each of the representations and warranties set forth in Section 5 of the Credit Agreement shall be true and correct.
             2.4. The Company shall be in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default or Potential Default shall have occurred and be continuing thereunder or shall result after giving effect to this Amendment.
             2.5. All legal matters incident to the execution and delivery hereof and the instruments and documents contemplated hereby shall be satisfactory to the Banks.
             2.6. Harris shall have received a written consent from CoBank with respect to this Amendment in the form set forth below.
             2.7. The Agent shall have received (in sufficient counterparts for distribution to each of the Banks) all of the following in a form satisfactory to the Agent, the Banks and their respective counsel:
                   (a) copies (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Amendment, and the other instruments and documents contemplated hereby; and
                   (b) Opinion of counsel to the Company substantially in a form as set forth in Exhibit A hereto and satisfactory to the Agent, the Banks and their respective counsel.
             2.8. The Agent shall have received for the ratable benefit of the Banks an amendment fee in an amount equal to one-eighth of one percent (0.125%) of the maximum amount of the Revolving Credit.
Section 3.           Representations And Warranties.
           Section 3.1. The Company, by its execution of this Amendment, hereby represents and warrants the following:
                   (a) each of the representations and warranties set forth in Section 5 of the Credit Agreement is true and correct as of the date hereof, except that the representations and warranties made under
Section 5.3 shall be deemed to refer to the most recent annual report furnished to the Banks by the Company; and
                   (b) the Company is in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default or Potential Default has occurred and is continuing thereunder.
4.      Miscellaneous.
             4.1. The Company has heretofore executed and delivered to the Agent that certain Security Agreement Re: Accounts Receivable,
Farm Products and Inventory dated as of May 27, 1993 (the "Security
Agreement") and the Company hereby agrees that the Security Agreement shall secure all of the Company's indebtedness, obligations and liabilities to the Agent and the Banks under the Credit Agreement as amended by this Amendment, that notwithstanding the execution and delivery of this Amendment, the Security Agreement shall be and remain in full force and effect and that any rights and remedies of the Agent thereunder, obligations of the Company thereunder and any liens or security interests created or provided for thereunder shall be and remain in full force and effect and shall not be affected, impaired or discharged thereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Security Agreement as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.
             4.2. Except as specifically amended herein the Credit
Agreement and the Notes shall continue in full force and effect in accordance with their original terms. Reference to this specific
Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Notes, or any communication issued or made pursuant to or with respect to the Credit Agreement or the Notes, any reference to the Credit Agreement or Notes being sufficient to refer to the Credit Agreement or the Notes as amended hereby.
             4.3. The Company agrees to pay all out-of-pocket costs and expenses incurred by the Agent and Banks in connection with the preparation, execution and delivery of this Amendment and the documents and transactions contemplated hereby, including the fees and expenses of Messrs. Chapman and Cutler.
             4.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same
Agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.
             4.5. (a) This Amendment and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois, except to the extent provided in Section 5.5(b) hereof and to the extent that the Federal laws of the United States of America may otherwise apply.
              (b) Notwithstanding anything in Section 5.5(a) hereof to the contrary, nothing in this Amendment, the Credit Agreement, the Notes, or the Other Loan Documents shall be deemed to constitute a waiver of any rights which the Company, the Agent or any of the Banks may have under the National Bank Act or other applicable Federal law.

        Dated as of June 30, 1995.
Pilgrim's Pride Corporation
By      Lonnie Bo Pilgrim
        Its Chief Executive Officer
        Accepted and Agreed to as of the day and year last above written.

Harris Trust And Savings Bank individually and as Agent
By      Carl Blackham
        Its Vice President

FBS Ag Credit, Inc.
By      Douglas Hoffner
        Its Vice President

Internationale Nederlanden (U.S.) Capital Corporation, formerly known as Internationale Nederlanden Bank N. V.
By      Daniel W. Lamprecht
        Its Vice President

Boatmen's First National Bank of Kansas City
By      Randy Anders
        Its Vice President

First Interstate Bank of Texas, N.A.
By      Ken Taylor
        Its Banking Officer

CoBank's Consent
The undersigned National Bank for Cooperatives hereby consents to the execution and delivery by Harris Trust and Savings Bank of the above and foregoing Amendment.
Dated as of June 30, 1995.

                        CoBank ACB, formerly known as
                        National Bank for Cooperatives


                        By             Dennis Blick
                                       Its vice President

Guarantors' Consent
The undersigned, Lonnie A. Pilgrim and Patty R. Pilgrim, have executed and delivered a Guaranty Agreement dated as of May 27, 1993
(the "Guaranty") to the Banks. As an additional inducement to and in consideration of the Banks' acceptance of the foregoing Amendment, the undersigned hereby agree with the Banks as follows:
               1. Each of the undersigned consents to the execution of the foregoing Amendment by the Company and acknowledges that this consent is not required under the terms of the Guaranty and that the execution hereof by the undersigned shall not be construed to require the Banks to obtain the undersigneds' consent to any future amendment, modification or waiver of any term of the Credit Agreement except as otherwise provided in said Guaranty. Each of the undersigned hereby agrees that the Guaranty shall apply to all indebtedness, obligations and liabilities of the Company to the Banks, the Agent and under the Credit Agreement, as amended pursuant to the foregoing Amendment.
     Each of the undersigned further agrees that the Guaranty shall be and remain in full force and effect.
               2. All terms used herein shall have the same meaning as in the foregoing Amendment, unless otherwise expressly defined herein. Dated as of June 30, 1995.


                                     Lonnie A. Pilgrim

                                     Patty R. Pilgrim